Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

LITHIUM AMERICAS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Shares, no par value per share	Other(1)	14,000,000(1)	$2.743(2)	$38,395,000.00(2)	$0.00015310	$5,878.27

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$38,395,000.00		$5,878.27

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$5,878.27

(1)

Represents 14,000,000 additional common shares of Lithium Americas Corp. (the “Common Shares”) issuable under the Amended and Restated Lithium Americas Corp. Equity Incentive Plan as approved by shareholders as of June 11, 2025 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this registration statement on Form S-8 covers any additional Common Shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without Lithium Americas Corp.’s receipt of consideration which would increase the number of outstanding shares.

(2)

The proposed maximum price per offering unit is estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low prices for the Common Shares as reported on the NYSE on June 9, 2025.